Exhibit 28.2
Page 1





                                   (Unaudited)
                               Lending Operations
                                  Balance Sheet
                               September 30, 1997
                             (Amounts in thousands)




Assets

         Cash and cash equivalents .............................................               $     3,561
         Finance Receivables, net of unearned fees .............................                 1,249,557
             Allowance for Losses ..............................................                   (11,977)
                                                                                               -----------
                   Finance Receivables, net ....................................                 1,237,580
         Furniture and equipment, at cost less accumulated
             amortization of $11,539 ...........................................                     4,550
         Other receivables and assets ..........................................                     1,660
                                                                                               -----------
         Total Assets ..........................................................               $ 1,247,351
                                                                                               ===========

Liabilities and Equity

         Unfunded finance receivables ..........................................                    83,230
         Accounts payable and accrued liabilities ..............................                     5,333
                                                                                               -----------

             Total liabilities .................................................                    88,563
                                                                                               -----------

         Equity ................................................................                 1,158,788
                                                                                               -----------

         Total Liabilities and Equity ..........................................               $ 1,247,351
                                                                                               ===========





Exhibit 28.2
Page 2




                                   (Unaudited)
                               Lending Operations
                                Income Statement
                             (Amounts in thousands)


                                                                                 Nine Months Ended September 30
                                                                                  1997                     1996
    ............................................................................


REVENUES

     Finance charges ...........................................................$131,233                 $113,781
     Other Income ..............................................................   2,706                    3,987
                                                                                --------                 --------
         Total Revenues ........................................................ 133,939                  117,768

EXPENSES

     Interest and debt expense .................................................  46,000                   39,731
     Salaries and other operating expenses .....................................  43,862                   41,583
     Provision for credit losses ...............................................  16,725                   12,946
                                                                                --------                 --------
         Total expenses ........................................................ 106,587                   94,260
     Income before income taxes ................................................  27,352                   23,508
     Income taxes ..............................................................  11,675                   10,254
                                                                                --------                 --------

     Net income ................................................................$ 15,677                 $ 13,254
                                                                                ========                 ========



Exhibit 28.2
Page 3



                                   (Unaudited)
                               Lending Operations
                             Statement of Cash Flows
                             (Amounts in thousands)




                                                                             Nine Months Ended September 30
                                                                             1997                      1996
                                                                             ----                      ----


Operating Activities
       Net income ....................................................   $    15,677            $    13,254
       Adjustments to reconcile net  income to net
           cash provided by operating activities:
       Depreciation and Amortization .................................         2,302                  2,316
       Provision for credit losses ...................................        16,725                 12,946
       Change in accounts payable & other liabilities ................        (2,545)                (4,780)
       Change in other assets ........................................           941                    137
       Other .........................................................          (611)                 1,128
                                                                         -----------            -----------
       Net cash provided by operating activities .....................        32,489                 25,001

Investing Activities
       Finance receivables originated ................................    (2,793,064)            (2,579,450)
       Finance receivables collected - net ...........................     2,904,694              2,497,963
       Increase in unfunded financing transactions ...................        10,035                 31,771
       Credit losses, net of recoveries ..............................       (23,174)               (15,692)
       Net property and equipment at cost ............................           839                 (1,638)
       Other .........................................................          (100)
                                                                         -----------            -----------
       Net cash used in investing activities .........................        99,330                (67,146)
                                                                         -----------            -----------

Financing Activities

       Change in equity/net cash provided by
           financing activities ......................................      (132,682)                45,230
                                                                         -----------            -----------

       Increase (Decrease) in cash ...................................          (863)                 3,085
       Cash at beginning of period ...................................         4,424                  2,562
                                                                         -----------            -----------

       Cash at end of period .........................................   $     3,561            $     5,647
                                                                         ===========            ===========

